Exhibit 10.03

DATE

«Title» «FirstName» «LastName»

«JobTitle», «Company»

Dear «Name»:

As you know, Media General did not receive shareholder approval last year to set aside shares for use as grants for stock-based incentive programs. For fiscal year 2007, we will use cash-based Stock Appreciation Rights (SARs) in lieu of stock options to provide a long-term incentive that rewards those whose decisions will determine the long-range success of our company and aligns their interests with those of our outside shareholders.

I am pleased to tell you that on Date of Grant, the Compensation Committee of the Board of Directors awarded you Stock Appreciation Rights (SARs) on «Stock» shares at a price of $xx.xx per share, the closing trading price on Date of Grant. I congratulate you on this award and on this opportunity to participate in the future growth of the Company.

Your SARs grant is subject to the terms of our Stock Appreciation Rights Plan, a summary of which is attached along with a copy of the plan; you should retain them and this letter for future reference. Your SARs grant becomes exercisable in one-third increments, with the first one-third becoming exercisable on the first anniversary of the date of the grant, the second one-third on the second anniversary and the final one-third on Date of Grant + 3 years. Your SARs term expires in 5 years on Date of Grant + 5 years. The maximum gain upon exercise of this award has been set at $xx.xx per share, i.e., 100% of the fair market value on the date of grant.

You may contact Name of Human Resources representative with any questions about the operation of the program, but please understand that the Company cannot give you legal or tax advice. In this and all personal tax matters, we urge you to consult your own tax advisor.

Please confirm your receipt of this letter, the Plan document, the enclosed summary of the program and your acceptance of these terms by signing the enclosed copy of this letter and returning it to Name of Human Resources representative by Date.

Sincerely,

I confirm receipt of this letter and the Plan document, the enclosed summary of the program and my acceptance of the above terms.

Participant’s Signature	Date